Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of August 10, 2011 (the “Effective Date”) by and between TRIA Beauty, Inc. (the “Company”) and John J. Rangel (“Employee”).

RECITALS

The Company desires to employ the Executive and the Executive desires to be employed on the terms and conditions set forth in this Agreement. In consideration of the foregoing premises and mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment, to commence on or before August 29, 2011 (such date that employment actually commences, the “Commencement Date”).

2. Duties.

2.1 Position. Employee shall be employed as Chief Financial Officer (“CFO”) reporting to the Company’s Chief Executive Officer (“CEO”) and shall have the duties and responsibilities as may be reasonably assigned from time to time consistent with the position of CFO. Employee shall perform faithfully and diligently all duties assigned to Employee.

2.2 Full-time/Best Efforts. Employee will expend Employee’s full business time and his best efforts, business judgment, skill and knowledge exclusively on behalf of the Company, and will abide by all policies and decisions made by the Company, as well as all applicable federal, state and local laws, regulations or ordinances.

3. At-Will Employment Relationship. Employee’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without cause or advance notice, by either Employee or the Company subject to the provisions regarding termination set forth below in Section 8. No representative of the Company, other than the CEO, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Employee and the CEO. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

4. Compensation. As compensation for all services performed by Employee hereunder during the term hereof, and subject to performance of Employee’s duties and responsibilities to the Company, pursuant to this Agreement or otherwise:

4.1 Base Salary. The Company shall pay to Employee a base salary of $300,000 per year (the “Base Salary”), payable in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Employee’s employment under this Agreement is terminated by either party, for any reason, Employee will earn the Base Salary prorated to the date of termination.

4.2 Performance-Based Compensation Bonus. For each calendar year, Employee will be eligible to receive individualized performance based compensation (the “Bonus”) determined based on his achievement of specified individual and Company performance objectives, with the criteria of such performance objectives to be defined by the CEO together with the Company’s Board of Directors (the “Board”) in consultation with Employee. Employee’s performance will be reviewed on an on-going basis by the CEO over the course of his employment. Although there is no minimum guaranteed bonus, Employee will be eligible to receive an annual target Bonus of 35% of Base Salary, with any such Bonus contingent upon his achievement of the established performance criteria (“Goals”). Employee’s efforts toward achievement of the Goals shall be evaluated on an annual basis. If a Bonus is earned, it will be paid during the second pay period in February for the prior calendar year, and the amount and payment of any such Bonus will be determined by the Company in its sole and absolute discretion and any such payment shall be subject to applicable withholding. For the period beginning on the Effective Date and ending on December 31, 2011, the Bonus, if earned, will be pro-rated. In order to receive any annual Bonus under this Section 4.2, except as otherwise provided in Section 8 of this Agreement, Employee must be employed by the Company on the date when the Bonus is payable.

4.3 Options. The Company shall, subject to the approval of the Board at the next Board meeting, grant to Employee an option to purchase 800,000 shares of common stock (the “Option”) under the Company’s stock option plan (the “2004 Stock Plan”) within thirty (30) days of the commencement of Employee’s employment. Subject to Employee’s continued employment, the Option shall vest at the rate of (a) 12/48th of the shares that are subject to the Option on the date that is 12 months following the Commencement Date (the “Cliff Date”) and (b) 1/48th of the shares that are subject to the Option each month over the three year period beginning on the Cliff Date. The exercise price of the Option shall be determined by the Board at the time of grant, at a price per share that the Board determines is not less than the fair market value of a share of the common stock of the Company as of the date of grant. The Option shall be subject to the terms of the 2004 Stock Plan, the stock option award agreement and other restrictions and limitations generally applicable to common stock of the Company or equity awards held by Company executives or otherwise imposed by law.

5. Benefits. Employee will be eligible for all customary and usual fringe benefits either available to other Company senior executives or generally available to employees of Company subject to the terms and conditions of Company’s benefit plan documents and policies, except to the extent any such fringe benefits are duplicative of benefits otherwise provided to Employee hereunder (e.g, severance benefits). Such fringe benefits currently include, but are not limited to, medical, dental and vision plan coverage, as well as a 401(k) plan. In addition, Employee shall be entitled to accrue three (3) weeks of paid vacation on an annual basis, subject to the Company’s vacation policy. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Employee.

6. Business Expenses. Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Employee’s duties on behalf of the Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company’s policies. Any reimbursement Employee is entitled to receive shall (a) be paid promptly, and in all events no later than the last day of Employee’s tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and (c) not be subject to liquidation or exchange for another benefit.

7. No Conflict of Interest. During Employee’s employment with the Company, Employee must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during Employee’s employment with the Company, as may be determined by the Company in its sole discretion. If the Company believes such a conflict exists, the Company may ask Employee to choose to discontinue the other work or resign (or be terminated from) employment with the Company (which resignation or termination shall be considered for Cause, as set forth in Section 8.6, below). Without limiting the foregoing, Employee shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the CEO in writing. The parties acknowledge and agree that, notwithstanding the foregoing, Employee shall be permitted to serve on the board of directors of one company that does not compete, directly or indirectly, with the Company. The Board will consider in good faith any request by Employee for approval for additional board positions (whether for profit or not-for-profit) and either grant or deny any such request on a case-by-case basis.

8. Termination of Employment.

8.1 Death. If Employee’s employment with the Company terminates by reason of Employee’s death, the Company will pay to Employee’s estate, within 30 days following the date Employee’s employment terminates (the “Separation Date”), the amount of any unpaid Base Salary, plus any unused, accrued vacation earned by Employee, through the date of Employee’s death, and a pro rata share of the maximum annual target Bonus for the calendar year in which death occurs.

8.2 Disability. If the Company or Employee terminates Employee’s employment by reason of Employee’s disability, Employee shall be entitled to unpaid Base Salary, plus any unused, accrued vacation earned by Employee, through the Separation Date, and a pro rata share of the maximum annual target Bonus for the calendar year in which Employee’s disability occurs. Such amounts (if any) shall be paid to the Employee within 30 days following the Separation Date. For purposes of this Agreement, disability shall mean the Employee’s failure to perform the essential functions of Employee’s position for a period of at least 90 days, with or without reasonable accommodation, due to a mental or physical disability.

8.3 Termination by the Company for Cause. If the Company terminates Employee’s employment for Cause (as defined in Section 8.6 below), then Employee shall be entitled only to unpaid Base Salary, plus any unused, accrued vacation earned by Employee, through the Separation Date. Such amounts (if any) shall be paid to the Employee within 30 days following the Separation Date.

8.4 Termination by the Company Without Cause or by Employee for Good Reason. If Employee’s employment is terminated by the Company “Without Cause” (as defined in Section 8.7 below) or by Employee for “Good Reason” (as defined in Section 8.8 below) and Employee executes a full general release substantially in the form attached hereto as Exhibit A and provided by the Company (the “Release”) within seven (7) days of Employee’s termination and such Release has become effective in accordance with its terms, returned to the Company and not been revoked prior to the 60th day following the Separation Date, then (a) the Company shall pay to Employee, on the first payroll date occurring at least 60 days following the Separation Date, a lump sum severance payment in an amount equal to 12 months of the Base Salary; (b) if such termination occurs before the date that is 12 months following the Commencement Date, Employee shall become fully vested with respect to X/48th of the shares that are subject to the Option, where “X” equals the number of full months that have elapsed following the Commencement Date, effective as of the Separation Date; and (c) provided that Employee and his dependents are eligible to continue participation in the Company’s group health, dental and vision plans following the Separation Date under the federal law commonly known as “COBRA” and elect to do so in a timely manner, the Company shall (unless prohibited by law) continue to contribute, on a monthly basis, to the premium cost of Employee’s participation and that of his eligible dependents in its group health, dental and vision plans (at the same rate as it contributed as of the Separation Date) until the earliest of: (i) the date that is 12 months following the Separation Date, (ii) the date that Employee is eligible to participate in another employer’s group health plan, (iii) the date the Company’s plan(s) are no longer is subject to COBRA, and (iv) the date Employee is no longer eligible for coverage under COBRA or Company plans, provided, however, that Employee must, in order to maintain COBRA-coverage and be eligible for such Company contributions, timely pay the remainder of the premium cost directly to the Company and must notify the Company immediately if he begins new employment ((a), (b), and (c) together, the “Severance Benefits”). The Company will also pay to Employee, within 30 days following the Separation Date, the amount of any unpaid Base Salary, plus any unused, accrued vacation earned by Employee, through the Separation Date.

8.5 Termination by the Company Without Cause or by Employee for Good Reason Within 12 Months following a Change of Control. If Employee’s employment is terminated by the Company “Without Cause” (as defined in Section 8.7 below) or by Employee for “Good Reason” (as defined in Section 8.8 below) during the period beginning 30 days prior to the execution of a letter of intent directly related to a subsequently occurring Change of Control (as defined in Section 8.9 below) and ending 12 months following a Change of Control, and Employee executes a full general release in the form attached hereto as Exhibit A and provided by the Company (the “Release”) within seven (7) days of Employee’s termination and such Release has become effective in accordance with its terms, returned to the Company and not been revoked prior to the 60th day following the Separation Date, then, in addition to the Severance Benefits, (a) Employee shall become fully vested with respect to any unvested shares subject to any previously granted stock option, effective as of the Separation Date and (b) Employee shall be eligible to receive a pro rata bonus for the calendar year in which termination occurs, determined in the sole discretion of the Company and payable, if at all, at the time bonus payments for such year are made to other executives generally or, if later, the first payday following the expiration of 60 days from the Separation Date.

8.6 Definition of Cause. “Cause” shall be deemed to exist if Employee engages in the following: (a) theft, dishonesty or falsification of the Company’s or its successor’s records or property; (b) unauthorized use or disclosure of the Company’s or its successor’s confidential or proprietary information or trade secrets; (c) gross negligence or willful misconduct in the performance of Employee’s duties to the Company; (d) failure to perform such assigned duties and responsibilities as shall be consistent with the duties and responsibilities of an employee of the Company in a similar job position after receipt of a written notice of specific deficiencies and Employee has not cured any such deficiencies within fifteen days after the receipt of such notice; (e) a material breach by Employee of any written agreement between Employee and the Company, and such breach has not been cured by Employee within fifteen days after written notice of breach by the Company; (f) conviction (including a plea of no contest) of any felony or act of moral turpitude; or (g) the failure by Employee to cooperate in good faith with a governmental investigation of the Company or its directors, officers or employees, if the Company has requested Employee’s cooperation.

8.7 Definition of Without Cause. A termination of Employee’s employment shall be “Without Cause” if the Company unilaterally terminates Employee’s employment with the Company for any reason other than Cause; provided, however, that termination of Employee’s employment shall not be “Without Cause” if it results from the death or disability of Employee.

8.8 Definition of Good Reason. Employee may terminate his employment hereunder for “Good Reason” by (A) providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than the 30th day following the occurrence of that condition; (B) providing the Company a period of 30 days to remedy the condition and so specifying in the notice and (C) terminating his employment for Good Reason within 30 days following the expiration of the period to remedy if the Company fails to remedy the condition. The following, if occurring without the Executive’s consent, shall constitute “Good Reason” for termination by Employee: (i) the failure of the Company or applicable subsidiary to pay any wages, or provide any benefits due to Employee; (ii) a material reduction in Employee’s salary from that as of the inception of Employee’s employment with the Company, other than as part of a salary reduction program among all senior executives; (iii) a material change in Employee’s responsibilities, duties, reporting relationships or authorities as an employee of the Company; or (iv) a move of Employee’s principal place of work to a location more than fifty miles distant there from.

8.9 Definition of Change of Control. “Change of Control” shall mean the occurrence of any of the following events: (i) a dissolution, liquidation or winding up of the Company; (ii) sale of all or substantially all of the assets of the Company; (iii) the merger or consolidation of the Company by means of any transaction or series of related transactions, provided that the applicable transaction shall not be deemed a Change of Control unless the Company’s stockholders constituted immediately prior to such transaction do not hold more than fifty percent (50%) of the voting power of the surviving or acquiring entity immediately following such transaction; or (iv) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred (provided that a Change of Control shall not include any transaction or series of related transactions principally for bona fide equity financing purposes in which cash is received by the Company); or (v) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s outstanding stock existing immediately prior thereto is sold.

9. Application of Section 409A.

(a) Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Employee has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Employee is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Employee’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Employee’s separation from service shall be paid to Employee before the date (the “Delayed Payment Date”) which is the next business day following the expiration of six months following the date of Employee’s separation from service or, if earlier, the date of Employee’s death following such separation from service. All such amounts that would, but for this Section 9, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b) The Company intends that income provided to Employee pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, the

Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to this Agreement. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

10. Limitations on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s severance and other benefits under this Agreement shall be payable either: (a) in full, or (b) as to such lesser amount which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance and other benefits under this Agreement, notwithstanding that all or some portion of such severance and other benefits may be taxable under Section 4999 of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 10 shall be made in writing by independent public accountants (the “Accountants”) selected by the Company, whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10.

11. Confidentiality and Proprietary Rights. Employee agrees to read, sign and abide by Company’s Employee Nondisclosure and Assignment Agreement (“Confidentiality Agreement”), which is incorporated herein by reference. The obligation of the Company to provide Severance Benefits and other termination-related payments and benefits hereunder, and Employee’s right to retain such payments and benefits, is expressly conditioned on Employee’s continued full performance of his obligations under the Confidentiality Agreement.

12. Agreement to Arbitrate. In the event of any dispute or claim relating to or arising out of the employment relationship or the termination of that relationship (including, but not limited to, any claims of wrongful termination or age, sex, race, disability or other discrimination), Employee and Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted before a single neutral arbitrator pursuant to the rules for arbitration of employment disputes by the American Arbitration Association (available at www.adr.org) in Alameda County, California. The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. By executing this letter, Employee and the Company are both waiving the right to a jury trial with respect to any such disputes. The Company shall bear the costs of the arbitrator, forum and filing fees. Each party shall bear its own respective attorney fees and all other costs, unless otherwise provided by law and awarded by the arbitrator.

13. General Provisions.

13.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement. The Company may assign its rights and obligations under this Agreement without the consent of the Employee in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other person or entity or transfer all or substantially all of its properties, stock or assets to another person or entity.

13.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

13.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Subject to the requirements of Section 12, above (binding arbitration), each party consents to the jurisdiction and venue of the state or federal courts in San Francisco, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

13.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

13.8 Survival. Provisions of this Agreement shall survive any termination of Employee’s employment if so provided herein or if necessary or desirable fully to accomplish the purposes of other surviving provisions, including without limitation the obligations of Employee under the Confidentiality Agreement.

13.9 Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

13.10 Conditions of Agreement. In addition to execution of the Confidentiality Agreement, this Agreement is contingent upon your providing documentation of your legal right to work in the United States and upon your successful completion of a background check.

14. Entire Agreement. This Agreement, including the Confidentiality Agreement incorporated herein by reference, the Company’s 2004 Stock Plan and related option documents described in Section 4.3 of this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Employee and the CEO of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

John J. Rangel

Dated:	8/10/2011		/s/ John J. Rangel
[Address]

TRIA Beauty, Inc.

Dated:	8/10/2011	By:	/s/ Kevin Appelbaum
Kevin Appelbaum
President and CEO

EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the payments and benefits to be provided me in connection with the termination of my employment, as set forth in the agreement between me and TRIA Beauty, Inc. (the “Company”) dated as of August     , 2011 (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company, its subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, employee benefit plans, agents, general and limited partners, members, managers, investors, joint venturers, representatives, successors and assigns, and all others connected with any of them (all of the foregoing, the “Released”), both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or any of its parents, subsidiaries or other affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, including the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its subsidiaries or other affiliates, each as amended from time to time) (all of the foregoing causes of action, rights and claims, collectively, “Claims”).

In signing this Release of Claims, I expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which Section states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released, I expressly acknowledge that this Release of Claims is intended to include in its effect, without limitation, all Claims which I do not know or suspect to exist in my favor at the time of execution hereof, and that this Release of Claims contemplates the extinguishment of such Claim or Claims.

Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement after the effective date of this Release of Claims and (ii) any rights of indemnification and coverage under directors’ and officers’ liability insurance to which I am entitled.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the Separation Date (as defined in the Agreement), but that I may consider the terms of this Release of Claims for up to twenty-one (21) days from the Separation Date (or such longer period as the Company may specify in writing, which in all events shall not exceed fifty-three (53) days following the Separation Date). I also acknowledge that I am advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Sandy Wu-Bailey, Human Resources Manager, and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print):

Date Signed: